UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2023 (May 10, 2023)

Ensysce Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38306	82-2755287
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

7946 Ivanhoe Avenue, Suite 201 La Jolla, California	92037
(Address of principal executive offices)	(Zip Code)

(858) 263-4196

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ENSC	The Nasdaq Stock Market LLC

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

On May 10, 2023, Ensysce Biosciences, Inc. (the “Company” or “we”), announced the pricing of a public offering of an aggregate of 1,800,876 shares (the “Shares”) of the Common Stock of the Company, par value $0.0001 per share (the “Common Stock”, including pre-funded warrants in lieu thereof), Series A-1 warrants to purchase up to 1,800,876 shares of common stock and Series A-2 warrants to purchase up to 1,800,876 shares of common stock, at a combined public offering price of $3.887 per share (or pre-funded warrant in lieu thereof) and accompanying warrants. The Series A-1 warrants have an exercise price of $3.637 per share, are exercisable immediately upon issuance and expire five years from the date of issuance, and the Series A-2 warrants have an exercise price of $3.637 per share, are exercisable immediately upon issuance and expire eighteen months from the date of issuance.

Gross proceeds from this offering are approximately $7.0 million before the deduction of placement agent fees and other offering expenses. We currently intend to use the net proceeds from the offering for the further clinical development of our product candidates and for working capital and other general corporate purposes.

H.C. Wainwright & Co. acted as the exclusive placement agent for the offering.

The Shares and related warrants are being offered by the Company pursuant to a registration statement on Form S-1 (File No. 333-271480), which was initially filed with the Securities and Exchange Commission (the “Commission”) on April 28, 2023 and was declared effective by the Commission on May 9, 2023 (the “Registration Statement”), and a related prospectus. The Registration Statement also registers warrants to be issued to the placement agent to purchase 126,061 shares of Common Stock at a per share exercise price of $4.8588, which is 125% of the price of the Shares in the offering.

A holder of a warrant issued in the offering will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99% at the election of the holder prior to the date of issuance) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

In connection with the offering of the Shares, we entered into a definitive Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”). In the Purchase Agreement, we agreed not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or any securities convertible into or exercisable or exchangeable for our common stock for a period of 90 days following the closing of the Offering.

The closing of the Offering was subject to satisfaction of customary closing conditions set forth in the Purchase Agreement and occurred on May 12, 2023. The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Purchase Agreement is filed with this report only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

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In connection with the offering, the Company also has agreed to amend certain existing warrants to purchase up to an aggregate of 210,085 shares of the Company’s common stock that were previously issued in September 2021 through December 2022 to purchasers in the offering at exercise prices ranging from $16.80 to $187.20 per share, such that effective upon the closing of the offering the amended warrants will have a reduced exercise price of $3.637 per share, at an additional offering price of $0.125 per amended warrant.

The description of terms and conditions of the form of Purchase Agreement and the forms of the warrants set forth herein do not purport to be complete and are qualified in their entirety by the full text of the form of Purchase Agreement and the forms of those warrants, which are attached hereto as Exhibits 10.1 and 4.1 through 4.4.

Item 8.01 Other Events.

On May 12, 2023, the Company issued a press release announcing the closing of the offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
4.1	Form of Common Warrant
4.2	Form of Pre-funded Warrant
4.3	Form of Placement Agent Warrant
4.4	Form of warrants amended in connection with the execution of the Securities Purchase Agreement dated May 10, 2023
10.1	Form of Securities Purchase Agreement
99.1	Press Release dated May 12, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 15, 2023

Ensysce Biosciences, Inc.

By:	/s/ Lynn Kirkpatrick
Name:	Dr. Lynn Kirkpatrick
Title:	President and Chief Executive Officer

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